Amount of the single insured bond which each investment company would have provided and maintained had each such company had not been named as an insured under the present joint insured bond:

Company	Assets	Minimum Amount of Bond
The Advisors’ Inner Circle Fund	$23,855,947,242	2,500,000
The Advisors’ Inner Circle Fund II	$8,391,779,593	2,500,000
The Advisors’ Inner Circle Fund III	$523,418,399	900,000
Bishop Street Funds	$308,378,496	750,000
The KP Funds	$8,935,324,609	2,500,000
Causeway Capital Management Trust	$8,613,029,514	2,500,000
SEI Tax Exempt Trust	$7,272,433,359	2,500,000
SEI Daily Income Trust	$13,243,328,140	2,500,000
SEI Institutional International Trust	$6,443,307,447	2,500,000
SEI Institutional Managed Trust	$27,874,560,828	2,500,000
SEI Asset Allocation Trust	$1,421,083,741	1,500,000
SEI Institutional Investments Trust	$48,091,702,289	2,500,000
Adviser Managed Trust	$1,137,636,633	1,250,000
New Covenant Funds	$1,080,348,342	1,250,000
SEI Structured Credit Fund, L.P.	$1,339,778,281	1,250,000
SEI Insurance Products Trust	$48,727,758	350,000
SEI Catholic Values Trust	$262,731,294	750,000
Winton Series Trust	$39,578,911	350,000
Winton Diversified Opportunities Fund	$11,288,443	200,000
Gallery Trust	$340,412,178	750,000